NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Announces Senior Leadership Changes
At its Bermuda and European Operations

HAMILTON, Bermuda – January 18, 2016 -- Everest Re Group, Ltd. (NYSE: RE) announced today that Mark de Saram, Managing Director and Chief Executive Officer of Everest Reinsurance (Bermuda), Ltd., has notified the Company of his decision to retire effective April 6,  2016.

Mr. de Saram joined Everest in 1995 as Vice President of its United Kingdom and European operations and in 2004 was appointed Chief Executive Officer of Everest Re (Bermuda), Ltd. Mr. de Saram also serves as director and Deputy Chairman of Everest Re (Bermuda), Ltd. and Everest International Reinsurance, Ltd. In addition, he is Chairman of the Board of Everest Re (Ireland) Limited and a director on the Board of Everest Underwriting Group (Ireland) Limited.

Mr. Dominic J. Addesso, President and Chief Executive Officer, said, "Mark's strong leadership, wide market knowledge, and underwriting talent have contributed, over many years, to the success we have had in building out Everest's global position. During his tenure, Mark, amongst other things, was instrumental in establishing both our Bermuda and Ireland operations and also assisted with our recent entry into Lloyd's. With more than 20 years at Everest, his guidance and counsel will be greatly missed, although I am delighted that he has agreed to remain as a non-executive director on the Boards of several of our operating companies."

Mr. Sanjoy Mukherjee will succeed Mr. de Saram as Managing Director and Chief Executive Officer of Everest Reinsurance (Bermuda), Ltd., subject to Bermuda's Immigration Department approval.  Mr. Mukherjee, currently Executive Vice President, Secretary, and

General Counsel for the Company, will continue in his current role while assuming these additional responsibilities.

Mr. Andrew Carrier, General Manager of European Operations, will succeed Mr. de Saram in assuming full management responsibility for the Company's London, Continental European and Asia-Pacific reinsurance operations.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Mt. Logan Re, a segregated cell company, capitalized by the Company and third party investors, is a specialty reinsurer of catastrophe risks. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestregroup.com.

2